EXHIBIT 11.1


                   GROW BIZ INTERNATIONAL, INC. AND SUBSIDIARY

                 Statement of Computation of Per Share Earnings

                                                                                   Fiscal Year Ended
                                                            ----------------------------------------------------------------
                                                             December 26, 1998     December 27, 1997    December 28, 1996
                                                            --------------------- -------------------- ---------------------
  Net Income                                                       $ 7,243,800          $ 3,231,200           $ 2,585,500
                                                                   ===========          ===========           ===========

  Weighted average shares outstanding - Basic                        5,664,000            6,116,200             6,428,500
  Dilutive effect of stock options after
  application of the treasury stock method                             168,700              157,300                87,500
                                                                   -----------          -----------           -----------
  Weighted average shares outstanding - Dilutive                     5,832,700            6,273,500             6,516,000
                                                                   ===========          ===========           ===========

  Net income per common share - Basic                              $      1.28          $       .53           $       .40
                                                                   ===========          ===========           ===========

  Net income per common share - Dilutive                           $      1.24          $       .52           $       .40
                                                                   ===========          ===========           ===========